Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to elect Board Members.
The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the matter voted on at the Special Meeting of
Shareholders.

Election of Board Members
                              Authority           Broker
Nominees            Votes For Withhold  Abstentions    Non-Votes
Elliot J. Berv           2,060,921.942  69,550.693     0.000
0.000
A. Benton Cocanougher         2,054,844.655  75,627.980     0.000
0.000
Jane F. Dasher           2,091,105.387  39,367.248     0.000
0.000
Mark T. Finn             2,052,444.804  78,027.831     0.000
0.000
Rainer Greeven           2,064,607.994  65,864.641     0.000
0.000
Stephen Randolph Gross   2,062,377.498  68,095.137     0.000
0.000
Richard E. Hanson Jr.         2,059,625.294  70,847.341     0.000
0.000
Diana R. Harrington      2,053,589.820  76,882.815     0.000
0.000
Susan M. Heilbron        2,057,596.859  72,875.776     0.000
0.000
Susan B. Kerley               2,057,596.859  72,875.776     0.000
0.000
Alan G. Merten           2,064,607.994  65,864.641     0.000
0.000
R. Richardson Pettit          2,067,360.198  63,112.437     0.000
0.000
R. Jay Gerken, CFA       2,091,105.387  39,367.248     0.000
0.000